EXHIBIT 2.1
EXECUTION COPY
SALES AGREEMENT
BY AND AMONG
SCHLUMBERGER LIMITED,
BAKER HUGHES INCORPORATED
AND
THE OTHER PARTIES LISTED ON
THE SIGNATURES PAGES HERETO
APRIL 20, 2006

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND GENERAL		1
1.1	Definitions	1
1.2	Construction	7
1.3	References	7
1.4	Headings	8
1.5	Calculations	8

ARTICLE 2 PURCHASE AND SALE OF VENTURE INTERESTS		8
2.1	Purchase and Sale of Venture Interests	8
2.2	Aggregate Purchase Price	9
2.3	The Closing	9
2.4	Deliveries at the Closing	9
2.5	Allocations of Purchase Price for Flowthrough Venture Entities	10

ARTICLE 3 THE CLOSING		10
3.1	Conditions to Each Party's Closing Obligation	10
3.2	Conditions to the Closing Obligations of Buyer Parent, STC and the Non-US Buyer Owners	11
3.3	Conditions to the Closing Obligation of Seller Parent and Seller Owners	11

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER PARENT AND EACH BUYER OWNER		12
4.1	Due Organization, Good Standing and Power	12
4.2	Authorization and Validity of Agreements	12
4.3	Lack of Conflicts	13
4.4	No Consents	13
4.5	Certain Fees	13
4.6	Pending Claims	13
4.7	Financing	13
4.8	Securities Matters	13

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER PARENT AND SELLER OWNERS		13
5.1	Due Organization, Good Standing and Power	13
5.2	Authorization and Validity of Agreements	14
5.3	Ownership of Venture Interests	14
5.4	Lack of Conflicts	14
5.5	No Consents	15
5.6	Certain Fees	15
5.7	Pending Claims	15

ARTICLE 6 COVENANTS PRIOR TO CLOSING		15
6.1	Conduct of the Business Prior to Closing	15
6.2	Commercial Efforts	15
6.3	Other Agreements	16

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6.4	Use of Trade Names	16

ARTICLE 7 OTHER COVENANTS		16
7.1	Expenses	16
7.2	Access to Venture Entity Records	17
7.3	Amendment of Dutch Venture Entity's Articles of Association	17
7.4	Further Assurances	17

ARTICLE 8 LIABILITIES AND INDEMNIFICATION		18
8.1	Venture Entity Indemnification	18
8.2	Tax Matters	18
8.3	Partner Cross-Indemnities	19
8.4	Waiver of Consequential Damages	20

ARTICLE 9 INTELLECTUAL PROPERTY		20
9.1	Continuing Intellectual Property Rights and Obligations	20
9.2	Covenant Not to Sue	20
9.3	Licenses to Seismic Processing Software Platform and GEOFRAME	20
9.4	Future Developments	21

ARTICLE 10 TERMINATION, AMENDMENT, WAIVER AND MODIFICATION		23
10.1	Termination	23
10.2	Effect of Termination	23
10.3	Amendment	23
10.4	Extension/Waiver	23

ARTICLE 11 GENERAL PROVISIONS		23
11.1	Survival of Indemnification Obligations	23
11.2	Governing Law	23
11.3	Parties in Interest; Assignment	23
11.4	Counterparts	24
11.5	Notices	24
11.6	Non-Competition, Non-Solicitation and Confidentiality	24
11.7	Entire Agreement; Conflicts	25
11.8	Consents and Approval	25
11.9	Obligations of Buyer Parent, STC and Seller Parent; Buyer Parent Guarantee	25
11.10	Publicity	26
11.11	Severability	26
11.12	No Strict Construction	26
11.13	Jurisdiction and Venue	27

Exhibit A:	Form of Venture Entity Purchase Agreement
Exhibit B:	Sublease Amendment
Exhibit C:	Form of Officer’s Certificate of Seller Parent/Buyer Parent
Exhibit D:	Form of Secretary’s Certificate of Seller Parent/Buyer Parent

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Exhibit E:	Form of Officer’s Certificate of STC
Exhibit F:	Form of Secretary’s Certificate of STC

iii

MASTER SALES AGREEMENT
     This Master Sales Agreement (as it may be supplemented or amended in accordance with the provisions hereof, this “Agreement”), dated as of April 20, 2006, is by and among Schlumberger Limited, a Netherlands Antilles corporation (“Buyer Parent”), Schlumberger Technology Corporation, a Texas corporation and wholly owned subsidiary of Buyer Parent (“STC”), Schlumberger B.V., a Netherlands limited liability company and wholly owned subsidiary of Buyer Parent (“SLBV”), Schlumberger Oilfield Holdings Limited, a British Virgin Islands company and wholly owned subsidiary of Buyer Parent (“SOHL”), Schlumberger PLC, a United Kingdom limited liability company and wholly owned subsidiary of Buyer Parent (“SPLC”), and Schlumberger Canada Limited, an Ontario corporation and wholly owned subsidiary of Buyer Parent (“SCL” and, together with SLBV, SOHL and SPLC, the “Non-US Buyer Owners”), and Baker Hughes Incorporated, a Delaware corporation (“Seller Parent”).
     Seller Parent owns, through its subsidiaries, 30% of the outstanding equity interests (i) in each of WesternGeco L.L.C., a Delaware limited liability company (“WGLLC”), and WesternGeco Resources, Inc., a Delaware corporation (“WGRI” and, together with WGLLC, the “US Venture Entities”) (such equity interests in the US Venture Entities being hereinafter referred to, collectively, as the “US Venture Interests”), and (ii) in each of WesternGeco B.V., a Netherlands corporation (“Dutch Venture Entity”), WesternGeco Limited, a United Kingdom corporation (“UK Venture Entity”), WesternGeco Seismic Holdings Limited, a British Virgin Islands corporation (“BVI Venture Entity”), and WesternGeco Canada Limited, a Canadian partnership (“Canadian Venture Entity” and, together with the Dutch Venture Entity, UK Venture Entity and BVI Venture Entity, the “Non-US Venture Entities”) (such equity interests in the Non-US Venture Entities being hereinafter referred to, collectively, as the “Non-US Venture Interests”).
     STC desires to cause US Purchaser (as defined below) to purchase from Seller Parent and its subsidiaries, and Seller Parent desires to cause its subsidiaries to sell to US Purchaser, all of the US Venture Interests in accordance with this Agreement’s terms and conditions.
     The Non-US Buyer Owners desire to purchase from Seller Parent and its subsidiaries, and Seller Parent desires to cause its subsidiaries to sell to the Non-US Buyer Owners, all of the Non-US Venture Interests in accordance with this Agreement’s terms and conditions.
     Accordingly, in consideration of the premises and the mutual covenants of the Parties set forth herein and upon the terms and subject to the conditions set forth herein, the Parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS AND GENERAL
     1.1 Definitions. The capitalized terms defined in this Section 1.1, whenever used in this Agreement, shall have the following meanings for all purposes of this Agreement:
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. For purposes of this definition, “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or general partnership or managing member interests, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control any other Person in which it owns, directly or indirectly, a majority of the ownership interests. For the purposes of this definition, the Venture Entities are deemed to be Affiliates of the Buyer Parent and deemed not to be Affiliates of Seller Parent.
     “Aggregate Purchase Price” has the meaning given such term in Section 2.2.
     “Agreement” has the meaning given such term in the preamble to this Agreement.
     “Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, order, decree, permit, approval, concession, grant, franchise, license, agreement or requirement of any Governmental Authority having jurisdiction over the matter or matters in question, and in each case as existing (including all of the terms and provisions of applicable common law) at the time in question.
     “Atlas” means Western Atlas International, Inc., a Delaware corporation.
     “Baker Hughes Canada” means Baker Hughes Canada Company, a Nova Scotia company.
     “Baker Hughes Indemnified Persons” means Seller Parent and its Affiliates and their respective officers, directors, managers and employees.
     “Baker Hughes Transferred IP” has the meaning given such term in the MFA.
     “Baker Hughes (UK)” means Baker Hughes (UK) Limited, a United Kingdom corporation.
     “BHI Branches” means Baker Hughes International Branches, Inc., a Delaware corporation.
     “Buyer Disclosure Letter” means the disclosure letter from STC, with respect to itself and the US Venture Entities, Buyer Parent, with respect to itself, and the Non-US Buyer Owners, with respect to themselves and the Non-US Venture Entities, to Seller Parent dated and delivered the date of this Agreement and containing exceptions to the representations, warranties and covenants hereof and certain other information called for hereby.
     “Buyer Owner” means each of STC and the Non-US Buyer Owners, each of which is a subsidiary of Buyer Parent and each of which owns 70% of a Venture Entity.
     “Buyer Parent” has the meaning given such term in the preamble to this Agreement.
     “Buyer Party” means Buyer Parent, STC and each Non-US Buyer Owner.
     “BVI Venture Entity” has the meaning given such term in the preamble to this Agreement.

     “BVI Venture Interests” means all of the equity interests of the BVI Venture Entity held by Seller Parent and its Affiliates.
     “BVI Venture Purchase Agreement” means a purchase agreement between Western Sea and SOHL, pursuant to which Western Sea sells and SOHL purchases all of Western Sea’s equity interests in the BVI Venture Entity substantially in the form attached hereto as Exhibit A.
     “Canadian Venture Entity” has the meaning given such term in the preamble to this Agreement.
     “Canadian Venture Interests” means all of the equity interests of the Canadian Venture Entity held by Seller Parent and its Affiliates.
     “Canadian Venture Purchase Agreement” means a purchase agreement between Baker Hughes Canada and SCL, pursuant to which Baker Hughes Canada sells and SCL purchases all of Baker Hughes Canada’s equity interests in the Canada Venture Entity substantially in the form attached hereto as Exhibit A.
     “Cash Distribution” has the meaning given such term in Section 2.4(d).
     “Charter Documents” means, with respect to any entity, (a) the articles or certificate of formation, incorporation or organization (or the equivalent organizational documents) of that entity, (b) the bylaws, limited liability company agreement or regulations or partnership agreements (or the equivalent governing documents) of that entity and (c) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of equity ownership in that entity or any rights in respect of that entity’s equity ownership interests.
     “Claim” means any claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability or breach of warranty.
     “Closing” means the closing of the transactions contemplated by this Agreement to occur on the Closing Date.
     “Closing Date” has the meaning given such term in Section 2.3.
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Covered Employee” means (i) any employee (excluding secretarial or other administrative positions) of a Venture Entity, which employee is engaged in the Seismic Business, and (ii) any employee of Seller Parent or any Affiliate thereof or Buyer Parent or any Affiliate thereof that, in the case of this clause (ii), is engaged in the following activities excluded from the Seismic Business: borehole seismic, seismic while drilling, permanent seismic monitoring and passive seismic.

     “Dutch Venture Entity” has the meaning given such term in the preamble to this Agreement.
     “Dutch Venture Interests” means all of the equity interests of the Dutch Venture Entity held by Seller Parent and its Affiliates.
     “Dutch Venture Purchase Agreement” means a purchase agreement between BHI Branches and SLBV, pursuant to which BHI Branches sells and SLBV purchases all of BHI Branch’s equity interests in the Dutch Venture Entity substantially in the form attached hereto as Exhibit A.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Flowthrough Venture Entities” means, collectively, WGLLC, Canadian Venture Entity, and their respective subsidiaries.
     “Future Developments” has the meaning given such term in the MFA.
     “Governmental Approval” means any permit, license, franchise, approval, consent, waiver, certification, qualification or other authorization issued, granted, given or otherwise made available or the expiration or termination of any applicable waiting period by or under the authority of any Governmental Authority or pursuant to any Applicable Law.
     “Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions, including any court, department, commission, board, bureau, agency, instrumentality or administrative body.
     “Intellectual Property” has the meaning given such term in the MFA.
     “Lien” means, with respect to any property or other asset of any Person (or any revenues, income or profits of that Person therefrom) (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise), (i) any mortgage, lien, security interest, pledge, attachment, levy or other charge or encumbrance of any kind thereupon or in respect thereof or (ii) any other arrangement under which the same is transferred, sequestered or otherwise identified with the intention of subjecting the same to, or making the same available for, the payment or performance of any liability in priority to the payment of the ordinary, unsecured creditors of that Person. For purposes of this Agreement, a Person will be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease, synthetic lease or other title retention agreement relating to that asset.
     “Loss” shall mean any loss, cost, liability or expense, settlement, damage of any kind, judgment, obligation, charge, fee, fine, penalty, interest, court cost and/or administrative and reasonable attorneys’ fees or disbursements (at all levels, including appellate), but excluding a party’s indirect corporate and administrative overhead costs.

     “MFA” means that certain Master Formation Agreement dated September 6, 2000, as amended by the First Amendment dated March 16, 2001, the Closing Agreement dated November 30, 2000, each by and among Buyer Parent, Seller Parent and the other parties listed on the signature pages thereto as well as amended by any Venture Entity or WGRI supplement executed pursuant to Section 3.11(b) of the MFA.
     “Non-US Buyer Owners” has the meaning given such term in the preamble to this Agreement.
     “Non-US Seller Owners” means BHI Branches, Baker Hughes (UK), Western Sea and Baker Hughes Canada, each of which owns a 30% equity interest in a Non-US Venture Entity.
     “Non-US Venture Entities” has the meaning given such term in the preamble to this Agreement.
     “Non-US Venture Interests” has the meaning given such term in the preamble to this Agreement.
     “Party” or “Parties” shall have the meaning given such terms in Section 1.3.
     “Person” means any corporation, limited liability company, individual, joint stock company, joint venture, partnership, unincorporated association, Governmental Authority or other entity.
     “SCL” has the meaning given such term in the preamble to this Agreement.
     “Seismic Business” means, as carried on by the Venture Entities as of the Closing Date, the business of surface seismic acquisition and/or surface seismic data processing for the purpose of providing seismic images of the subsurface of the earth, including the following activities and services: (i) all forms of surface land, marine, ocean bottom cable and transition zone seismic data acquisition; (ii) all forms of surface seismic data processing, including the processing of 3D Vertical Seismic Profiling; (iii) recording of data from wellbore seismic arrays performed during simultaneous acquisition of surface 3D data; (iv) trenched in, buried near surface or seabed permanent array installation and acquisition; (v) surface seismic acquisition, processing and sales, in each case, of multiclient surveys; (vi) maintenance of surface seismic data processing centers, including licensing and support of surface seismic processing software; (vii) equipment design and manufacture for surface seismic acquisition and processing; (viii) research and development programs for any of the items in this paragraph and seismically-assisted reservoir solutions, including software relating thereto; and (ix) surface seismic data management services as necessary or desirable to perform the foregoing. The Seismic Business excludes any activity not specifically included, such as the following: interpretation activities other than those necessary to support acquisition and processing activities described above, borehole seismic acquisition, installation and acquisition of data from wellbore seismic arrays except as noted in clause (iii) above, reservoir management, commercial seismically-assisted reservoir solutions, non-seismic data management and non-seismic dynamic reservoir characterization and performance prediction.
     “Seismic Processing Software Platform” has the meaning given such term in the MFA.

     “Seller Disclosure Letter” means the disclosure letter from Seller Parent to Buyer Parent, STC and the Non-US Buyer Owners and dated and delivered the date of this Agreement and containing exceptions to the representations, warranties and covenants hereof and certain other information called for hereby.
     “Seller Parent” has the meaning given such term in the preamble to this Agreement.
     “Seller Party” means Seller Parent and each Seller Owner.
     “Seller Owner” means each of Atlas, BHI Branches, Baker Hughes (UK), Western Sea and Baker Hughes Canada and their successors and assigns, each of which is a subsidiary of Seller Parent and each of which owns 30% of a Venture Entity.
     “Shareholders’ Agreement” means the agreement dated November 30, 2000 among Buyer Parent, Seller Parent and the other parties listed on the signature pages thereto relating to certain governance and other matters regarding the Venture Entities.
     “Sublease Amendment” has the meaning given such term in Section 2.4(c)(v).
     “SLBV” has the meaning given such term in the preamble to this Agreement.
     “SOHL” has the meaning given such term in the preamble to this Agreement.
     “SPLC” has the meaning given such term in the preamble to this Agreement.
     “STC” has the meaning given such term in the preamble to this Agreement.
     “Taxes” means all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs’ duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes of any kind whatsoever, imposed by any Governmental Authority, including any interest, penalties or other additions thereto.
     “Transaction Documents” means this Agreement, each of the Venture Purchase Agreements and the Sublease Amendment.
     “Transition Services Agreement” means the Transition Services Agreement dated November 30, 2000 among Seller Parent and the Venture Entities.
     “UK Venture Entity” has the meaning given such term in the preamble to this Agreement.
     “UK Venture Interests” means all of the equity interests of the UK Venture Entity held by Seller Parent and its Affiliates.

     “UK Venture Purchase Agreement” means a purchase agreement between Baker Hughes (UK) and SPLC, pursuant to which Baker Hughes (UK) sells and SPLC purchases all of Baker Hughes (UK)’s equity interests in the UK Venture Entity substantially in the form attached hereto as Exhibit A.
     “US” means the United States of America.
     “US Purchaser” has the meaning given such term in Section 2.1(a).
     “US Venture Entities” has the meaning given such term in the preamble to this Agreement.
     “US Venture Interests” has the meaning given such term in the preamble to this Agreement.
     “US Venture Purchase Agreements” means (i) the purchase agreement between Atlas and US Purchaser pursuant to which Atlas sells and US Purchaser purchases all of Atlas’s equity interests in WGLLC and (ii) the purchase agreement between Atlas and US Purchaser pursuant to which Atlas sells and US Purchaser purchases all of Atlas’s equity interest in WGRI, each substantially in the form attached hereto as Exhibit A.
     “Venture Entities” means, collectively, US Venture Entities, UK Venture Entity, BVI Venture Entity, Dutch Venture Entity, Canadian Venture Entity and their respective subsidiaries.
     “Venture Interests” means, collectively, the US Venture Interests and the Non-US Venture Interests.
     “Venture Purchase Agreements” mean the US Venture Purchase Agreements, Dutch Venture Purchase Agreement, UK Venture Purchase Agreement, BVI Venture Purchase Agreement and Canadian Venture Purchase Agreement.
     “Western Sea” means Western Sea Holdings Limited, a Cayman Islands corporation.
     “WGLLC” has the meaning given such term in the preamble to this Agreement.
     “WGRI” has the meaning given such term in the preamble to this Agreement.
     1.2 Construction. Words used in this Agreement, regardless of the number or gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context shall require.
     1.3 References. As used in this Agreement, unless expressly stated otherwise, references to (a) “include” or “including” mean “including, without limitation,” (b) a “Party” mean Buyer Parent, Seller Parent, STC and each Non-US Buyer Owner, and to the “Parties” mean all of them, and (c) “Days” means calendar days unless otherwise indicated. Unless otherwise specified, all references in this Agreement to Articles, Sections, Schedules and Exhibits are deemed references to the corresponding Articles, Sections, Schedules and Exhibits in, to and of this Agreement, each of such Schedules and Exhibits being made a part hereof for all purposes.
     1.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     1.5 Calculations. Whenever a calculation is called for in any Transaction Document, each calculation or part of a calculation shall be rounded to six decimal places. Percentages shall be converted to a decimal and that decimal shall be rounded to six decimal places.
ARTICLE 2
PURCHASE AND SALE OF VENTURE INTERESTS
     2.1 Purchase and Sale of Venture Interests.
     (a) On the terms and subject to the conditions of this Agreement, (i) STC will cause a non-Texas Affiliate of STC (the “US Purchaser”) to purchase from Atlas, and Seller Parent will cause Atlas to sell to US Purchaser, all of the US Venture Interests for the consideration specified in Section 2.1(b), and (ii) each of the Non-US Buyer Owners will purchase from the applicable Non-US Seller Owners, and Seller Parent shall cause the applicable Non-US Seller Owners to sell to the applicable Non-US Buyer Owners, all of the Non-US Venture Interests for the consideration specified in Section 2.1(b).
     (b) The purchase and sale of the Venture Interests shall be accomplished as follows:
     (i) the purchase by US Purchaser and the sale by Atlas of the US Venture Interests
     (A) in exchange for $1,137.9 million in cash pursuant to the US Venture Purchase Agreement relating to 30% of the outstanding equity interests in WGLLC; and
     (B) in exchange for $2.9 million in cash pursuant to the US Venture Purchase Agreement relating to 30% of the outstanding equity interests in WGRI;
     (ii) the purchase by SLBV and the sale by BHI Branches of the Dutch Venture Interests in exchange for $219.7 million in cash pursuant to the Dutch Venture Purchase Agreement;
     (iii) the purchase by SPLC and the sale by Baker Hughes (UK) of the UK Venture Interests in exchange for $125.9 million in cash pursuant to the UK Venture Purchase Agreement;
     (iv) the purchase by SOHL and the sale by Western Sea of the BVI Venture Interests in exchange for $726.6 million in cash pursuant to the BVI Venture Purchase Agreement; and

     (v) the purchase by SCL and the sale by Baker Hughes Canada of the Canadian Venture Interests in exchange for $187.0 million in cash pursuant to the Canadian Venture Purchase Agreement.
     2.2 Aggregate Purchase Price. The aggregate purchase price for the Venture Interests shall be an amount equal to US$2,400,000,000.00, which shall be divided among the Venture Interests as set forth in Section 2.1 (the “Aggregate Purchase Price”). Each applicable Buyer Owner shall pay to the applicable Seller Owner at the Closing pursuant to this Agreement and the Venture Purchase Agreements the applicable amount set forth in Section 2.1.
     2.3 The Closing. The Closing will take place simultaneously (i) with respect to the purchase and sale of the US Venture Interests, at the offices of Akin Gump Strauss Hauer & Feld LLP at 1111 Louisiana Street, 44th Floor, Houston, Texas 77002, and (ii) with respect to the Non-US Venture Interests, at such location or locations outside the U.S. as the Parties may mutually agree, in each case, commencing at 9:00 a.m., local time, on April 28, 2006.
     2.4 Deliveries at the Closing.
     (a) At the Closing, Seller Parent shall (or shall cause each Seller Owner to) deliver to Buyer Parent and to US Purchaser or the applicable Buyer Owner to the extent required under the Venture Purchase Agreement:
     (i) Each of the Venture Purchase Agreements, duly executed by the applicable Seller Owners.
     (ii) An Officers’ certificate, substantially in the form of Exhibit C, duly executed on behalf of Seller Parent and the Seller Owners, as to whether each condition specified in Sections 3.2(a) and 3.2(b) has been satisfied in all respects.
     (iii) A Secretary’s certificate, substantially in the form of Exhibit D, duly executed on behalf of Seller Parent and the Seller Owners.
     (b) At the Closing, Buyer Parent and each Non-US Buyer Owner shall deliver to Seller Parent and to the applicable Non-US Seller Owner to the extent required under the Venture Purchase Agreements:
     (i) Each of the applicable Venture Purchase Agreements, duly executed by the applicable Non-US Buyer Owners.
     (ii) An Officers’ certificate, substantially in the form of Exhibit C, duly executed on behalf of Buyer Parent and the Non-US Buyer Owners, as to whether each condition specified in Sections 3.3(a) and 3.3(b) has been satisfied in all respects (solely with respect to Buyer Parent and the Non-US Buyer Owners).
     (iii) A Secretary’s certificate, substantially in the form of Exhibit D, duly executed on behalf of Buyer Parent and the Non-US Buyer Owners.

     (iv) The cash consideration payable to the Non-US Seller Owners as set forth in Section 2.1(b), via the SWIFT System, which will be paid to the account for the Non-US Seller Owners set forth in instructions delivered by Seller Parent to the Buyer Owners.
     (c) At the Closing, STC shall, or shall cause US Purchaser to, deliver to Atlas:
     (i) The US Venture Purchase Agreements, duly executed by US Purchaser.
     (ii) An Officers’ certificate, substantially in the form of Exhibit E, duly executed on behalf of STC by its President or any Vice President and dated as of the Closing Date, as to whether each condition specified in Sections 3.3(a) and 3.3(b), has been satisfied in all respects (solely with respect to STC).
     (iii) A Secretary’s certificate, substantially in the form of Exhibit F, duly executed on behalf of STC (solely as to STC).
     (iv) The cash consideration payable to Atlas by US Purchaser as set forth in Section 2.1(b)(i), via U.S. Fedwire, which will be paid to the account for Atlas set forth in instructions delivered by Seller Parent to the Buyer Owners.
     (v) The Sublease Amendment substantially in the form attached hereto as Exhibit B (the “Sublease Amendment”), regarding the extension of the Richmond Campus Lease by WGLLC for the remaining 5 year option period at a rental rate equal to the fair market rent determined in 2010.
     (d) At or prior to the Closing, STC shall cause WGLLC to distribute to Atlas and to STC cash in the aggregate amount of $198,824,000.00 in proportion to their respective 30%/70% ownership interests in WGLLC prior to the Closing (the “Cash Distribution”).
     2.5 Allocations of Purchase Price for Flowthrough Venture Entities. As soon as possible after the execution of this Agreement, STC and SCL shall cause to be prepared independent valuations of the assets which are attributable to the Venture Interests in each of the Flowthrough Venture Entities. STC and SCL shall furnish these valuations to Seller Parent promptly after receipt of the valuations. In the case of each Flowthrough Venture Entity, the total amount of the valuation shall be the purchase price for the Venture Interests of that Flowthrough Venture Entity, as set forth in Section 2.1(b). The allocation of the purchase price among the assets which are attributable to such Venture Interests shall be consistent with such valuations and shall be used in all related Tax filings and reporting.
ARTICLE 3
THE CLOSING
     3.1 Conditions to Each Party’s Closing Obligation. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) that no Claim is pending or, to each party’s knowledge, threatened by any Governmental Authority to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement or the other Transaction Documents;
     (b) the applicable parties shall have finalized, executed and delivered each of the Venture Purchase Agreements; and
     (c) the Governmental Approvals listed by the Parties in Schedule 3.1 (c) shall have been obtained or otherwise satisfied or waived by all parties.
     3.2 Conditions to the Closing Obligations of Buyer Parent, STC and the Non-US Buyer Owners. The applicable obligations of Buyer Parent, STC and the Non-US Buyer Owners to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:
     (a) Seller Parent and the Seller Owners shall each have performed in all material respects their respective obligations under this Agreement required to be performed by them and shall have obtained all necessary material consents (absent some legal reason prohibiting the same) at or prior to the Closing Date;
     (b) the representations and warranties of Seller Parent and the Seller Owners set forth in this Agreement and each Venture Purchase Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except as affected by transactions contemplated or permitted by this Agreement; and
     (c) Buyer Parent, STC and the Non-US Buyer Owners shall have received the certificate required by Section 2.4(a) to the effect that the conditions set forth in Sections 3.2(a) and 3.2(b) have been satisfied.
     3.3 Conditions to the Closing Obligation of Seller Parent and Seller Owners. The obligation of Seller Parent and the Seller Owners to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:
     (a) Buyer Parent, STC and the Non-US Buyer Owners shall each have performed in all material respects their respective obligations under this Agreement required to be performed by them and shall have obtained all necessary material consents (absent some legal reason prohibiting the same) at or prior to the Closing Date;
     (b) the representations and warranties of Buyer Parent, STC and the Non-US Buyer Owners set forth in this Agreement and, as applicable, each Venture Purchase Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except as affected by transactions contemplated or permitted by this Agreement; and

     (c) Seller Parent and the Seller Owners shall have received the certificates required by Sections 2.4(b) and 2.4(c) to the effect that the conditions set forth in Sections 3.3(a) and 3.3(b) have been satisfied.
     (d) WGLLC shall have paid the Cash Distribution.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER PARENT AND EACH BUYER OWNER
     Except as set forth in the Buyer Disclosure Letter, STC, with respect to itself and the US Venture Entities, Buyer Parent, with respect to itself, and each Non-US Buyer Owner, with respect to itself and the Non-US Venture Entity in which it owns an interest, represents, warrants and covenants to Seller Parent, severally and not jointly, as of the date of this Agreement, that the following are true and correct:
     4.1 Due Organization, Good Standing and Power. Each Buyer Party and Venture Entity is a corporation, partnership or limited liability company, as applicable, duly formed, validly existing and in good standing under the laws of such entity’s jurisdiction of formation. Each Buyer Owner and Venture Entity is duly authorized, qualified or licensed to do business as a foreign corporation or other organization in good standing in each of the jurisdictions in which it is required to be so authorized, qualified or licensed, except where the failure to be so qualified would not have a material adverse effect on the entity or its owners. Each Buyer Party has all requisite corporate or other power and authority under Applicable Law and its Charter Documents to enter into this Agreement and the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
     4.2 Authorization and Validity of Agreements. The execution and delivery by each Buyer Party of this Agreement, the execution and delivery by such Buyer Party of the other Transaction Documents to which such Buyer Party is or will be a party and the consummation by it or any Venture Entity of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate or other action under Applicable Law and the relevant Charter Documents. This Agreement has been duly executed and delivered by each Buyer Party. This Agreement is a legal, valid and binding obligation of each Buyer Party, enforceable against it in accordance with its terms, except as such enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law). At the Closing, each other Transaction Document to which each Buyer Party is a party shall be a legal, valid and binding obligation of such Buyer Party, in each case enforceable against such Buyer Party in accordance with its terms, except as such enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

     4.3 Lack of Conflicts. Neither the execution and delivery by any Buyer Party of this Agreement nor the execution and delivery by any Buyer Party of any other Transaction Document to which such Buyer Party is or will be a party, nor the consummation by it of the transactions contemplated hereby and thereby, does or will (i) conflict with, or result in the breach of any provision of, the Charter Documents of the Venture Entity or Buyer Party, or (ii) violate any Applicable Law or any permit, order, award, injunction, decree or judgment of any Governmental Authority applicable to or binding upon the Venture Entity or Buyer Party or to which any of its properties or assets is subject.
     4.4 No Consents. No Governmental Approvals or other consents are required for the execution and delivery by any Buyer Party of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.
     4.5 Certain Fees. No Buyer Party nor any Affiliates of any Buyer Party nor any of their respective officers, directors or employees has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby, other than the engagement of Deutsche Bank.
     4.6 Pending Claims. Buyer Parties do not have knowledge of the basis for a Claim for indemnity from Seller Parent or any Affiliate thereof under Article 8 of the MFA that has not been previously disclosed in writing to Seller Parent or a Seller Owner. For purposes of this Agreement, knowledge of Buyer Parties means the actual conscious awareness of facts by an executive officer of Buyer Parent.
     4.7 Financing. Each Buyer Party has, and will have at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay its portion of the Aggregate Purchase Price at the Closing and to pay any other amounts to be paid by it hereunder.
     4.8 Securities Matters. Each Buyer Owner (i) understands that the interests in the Venture Entities have not been, and will not be, registered under foreign, federal or state securities laws, and are being offered and sold in reliance upon specific exemptions for transactions not involving any public offering, (ii) is acquiring the interests in the Venture Entities solely for such Buyer Party’s own account, and not with a view to the distribution or disposition thereof, and (iii) is an “accredited investor” as defined under federal securities laws.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER PARENT AND SELLER OWNERS
     Except as set forth in the Seller Disclosure Letter, Seller Parent, on behalf of itself and the Seller Owners, represents and warrants to Buyer Parent, STC and the Non-US Buyer Owners, as of the date of this Agreement, that the following are true and correct:
     5.1 Due Organization, Good Standing and Power. Seller Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and each Seller Owner is a corporation, partnership or limited liability company, as applicable, duly formed, validly existing and in good standing under the laws of such Seller Owner’s jurisdiction of formation. Seller Parent and each Seller Owner is duly authorized, qualified or licensed to do business as a foreign corporation or other organization in good standing in each of the jurisdictions in which it is required to be so authorized, qualified or licensed, except where the failure to be so qualified would not have a material adverse effect on the entity or its owners. Seller Parent and each Seller Owner has all requisite corporate power and authority under Applicable Law and its Charter Documents to enter into this Agreement and the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
     5.2 Authorization and Validity of Agreements. The execution and delivery by Seller Parent and each Seller Owner of this Agreement and the other Transaction Documents to which it is or will be a party, as applicable, and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate or other action under Applicable Law and the relevant Charter Documents, and do not and will not require the approval of the stockholders of Seller Parent or any Seller Owner. This Agreement has been duly executed and delivered by Seller Parent. This Agreement is a legal, valid and binding obligation of Seller Parent, enforceable against it in accordance with its terms, except as such enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law). At the Closing, each other Transaction Document to which Seller Parent and any Seller Owner is a party shall be a legal, valid and binding obligation of Seller Parent and such Seller Owner, as the case may be, in each case enforceable against Seller Parent or such Seller Owner in accordance with its terms, except as such enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).
     5.3 Ownership of Venture Interests. Each Seller Owner is the sole record and beneficial owner of the Venture Interests set forth on Schedule 5.3. At Closing, each Buyer Owner will acquire record and beneficial ownership of each Seller Owner’s Venture Interests free and clear of all Liens created by Seller Parent or its Affiliates, other than transfer restrictions imposed by securities laws.
     5.4 Lack of Conflicts. Neither the execution and delivery by Seller Parent of this Agreement, nor the execution and delivery by Seller Parent or any Seller Owner of any other Transaction Document to which it is or will be a party, nor the consummation by Seller Parent or any Seller Owner of the transactions contemplated hereby and thereby, does or will (i) conflict with, or result in the breach of any provision of, the Charter Documents of Seller Parent or any Seller Owner, (ii) violate any Applicable Law or any permit, order, award, injunction, decree or judgment of any Governmental Authority applicable to or binding upon Seller Parent or any Seller Owner or to which any of its respective properties or assets is subject or (iii) result in the creation of any Lien upon the assets of any Venture Entity.

     5.5 No Consents. No Governmental Approvals or other consents are required for the execution and delivery by Seller Parent or the Seller Owners of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.
     5.6 Certain Fees. Neither Seller Parent nor any of its Affiliates nor any of their respective officers, directors or employees, on behalf of Seller Parent or such Affiliates, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby, other than the engagement of Goldman Sachs & Co.
     5.7 Pending Claims. Seller Parties do not have knowledge of the basis for a Claim for indemnity from Buyer Parent, STC or any Affiliate thereof under Article 8 of the MFA that has not been previously disclosed in writing to Buyer Parent or a Buyer Owner. For purposes of this Agreement, knowledge of Seller Parties means the actual conscious awareness of facts by an executive officer of Seller Parent.
ARTICLE 6
COVENANTS PRIOR TO CLOSING
     6.1 Conduct of the Business Prior to Closing. Each of STC, with respect to the US Venture Entities, and the Non-US Buyer Owners, with respect to the Non-US Venture Entities, agrees that during the period between the date of this Agreement and the Closing Date, except as expressly provided otherwise in this Agreement, it shall cause the applicable Venture Entity to conduct the Seismic Business in the ordinary course consistent with the Shareholders’ Agreement, the MFA and its past practice.
     6.2 Commercial Efforts. Subject to the rights of the Parties hereunder, each of the Parties hereto shall use its commercially reasonable efforts to take all actions and to do all things (including obtaining necessary consents and Governmental Approvals) necessary in order to consummate the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 3.1, Section 3.2 or Section 3.3, as applicable). The Parties agree to cooperate with each other in connection with making any filing with or providing any notice to Governmental Authorities and obtaining any Governmental Approvals and consents deemed necessary to consummate the transactions contemplated hereby or any licenses, permits or other Governmental Approvals necessary to operate the Seismic Business after the Closing. Except with the prior written consent of Buyer Parent (in the case of action by Seller Parent or the Seller Owners) or Seller Parent (in the case of action by Buyer Parent or the Buyer Owners), each of the Parties hereunder shall use its commercially reasonable efforts to refrain from doing or omitting to do any act that would cause any of its representations or warranties made in this Agreement or any other Transaction Document not to be true and correct as if such representations and warranties were made immediately after such act or omission to act; provided, however, that nothing in this Section 6.2 shall be deemed for any purpose to require Buyer Parent or Seller Parent to refrain from taking or omitting to take any action necessary to comply with Applicable Law. The Parties agree that using their commercially reasonable best efforts shall not include initiating litigation, licensing any assets or divesting of assets other than cash in order to obtain any consents or Governmental Approvals. Buyer Parent shall pay all expenses incurred by Seller Parent or its Affiliates in connection with obtaining such Governmental Approvals.
     6.3 Other Agreements. The Parties agree that, upon the Closing:
     (a) the Shareholders’ Agreement shall automatically terminate and be of no further force and effect except for indemnification obligations therein;
     (b) the Transition Services Agreement shall automatically terminate and be of no further force and effect except for indemnification obligations therein;
     (c) the letter agreement dated December 6, 2005 between Seller Parent and Buyer Parent regarding certain indemnity demands shall remain in full force and effect;
     (d) the Employee Matters Agreement, including, without limitation, Sections 2.8 and 2.10 thereof, will continue in full force and effect after the Closing Date;
     (e) the following provisions of the MFA shall cease to have any further effect: Sections 7.1, 7.4(a)(iv), 7.5, 7.6, 7.7 with respect to periods after December 31, 2005, 7.8, 7.9, 7.10 with respect to actions taken after the Closing, 7.11 with respect to actions taken after the Closing, 7.12, 7.13, 7.14, 7.15, 7.16, 7.18 with respect to periods after the Closing, 7.19, 7.21, 7.22, 7.23 only with respect to Prohibited Payments (as defined in the MFA) made after Closing, 8.4(e), 8.4(f), 8.5, 12.6 and 12.12 and Article 11; and
     (f) the Parties acknowledge and agree that, except as expressly set forth herein, the terms of the MFA shall continue in full force and effect from and after the Closing. The listing in this Agreement of certain provisions of the MFA as continuing after Closing is for clarity and shall not affect whether provisions that are not described herein continue.
     6.4 Use of Trade Names. As promptly as practicable after Closing and in any event within 180 days after Closing, (a) all rights of Buyer Parent or its Affiliates to use the name “Baker Hughes,” “Baker” or “BHI” and any associated logos and trademarks or service marks shall automatically terminate and Buyer Parent and its Affiliates shall cease to use such trade names, and (b) all rights of Seller Parent or its Affiliates to use the name “Schlumberger”, “WesternGeco” and any associated logos and trademarks or service marks shall automatically terminate and Buyer Parent and its Affiliates shall cease to use such trade names.
ARTICLE 7
OTHER COVENANTS
     7.1 Expenses.
     (a) Except as otherwise specifically provided in this Agreement and whether or not the Closing occurs, the Buyer Parties or their respective Affiliates shall pay (i) all expenses incurred by or on behalf of the Buyer Parties or any of their respective Affiliates in connection with the preparation, authorization and execution of this Agreement and the other Transaction Documents, including all fees and expenses of agents, representatives, counsel and accountants, (ii) all amounts payable with respect to any claim for brokerage or finders’ fees or other commissions with respect to the transactions contemplated by this Agreement based in any way on any agreement, arrangement or understanding made by Buyer Parties or any of their respective Affiliates and (iii) all expenses incurred by or on behalf of Seller Parties, Buyer Parties or their respective Affiliates in obtaining Governmental Approvals for the transaction contemplated by this Agreement.
     (b) Except as otherwise specifically provided in this Agreement and whether or not the Closing occurs, Seller Parties or their respective Affiliates shall pay (i) all expenses incurred by or on behalf of the Seller Parties or any of their respective Affiliates in connection with the preparation, authorization and execution of this Agreement and the other Transaction Documents, including all fees and expenses of agents, representatives, counsel and accountants and (ii) all amounts payable with respect to any claim for brokerage or finders’ fees or other commissions with respect to the transactions contemplated by this Agreement based in any way on any agreement, arrangement or understanding made by Seller Parties or any of their respective Affiliates.
     7.2 Access to Venture Entity Records. For a period of six years after the Closing Date, Buyer Parent and each Buyer Owner shall, and each Buyer Owner shall cause the Venture Entity in which it owns an interest to, make available and provide Seller Parent and its representatives with reasonable access, during normal business hours and upon reasonable notice, to the books and records of the Venture Entities for the period from November 30, 2000 to and including the Closing Date to the extent such access is reasonably required (a) for the preparation of Seller Parent’s financial statements to be filed under the Exchange Act, (b) to address any comments from the Securities and Exchange Commission, (c) to defend itself in any dispute by a third party related to the Seismic Business or (d) for any purpose Buyer Parent determines is a reasonable, legitimate business purpose related to the Seller Owners’ ownership in the Venture Entities.
     7.3 Amendment of Dutch Venture Entity’s Articles of Association. SLBV shall waive in writing the relevant provisions contained in the Dutch Venture Entity’s Articles of Association necessary to permit Seller Parent and its Affiliates to effect a transfer of the Dutch Venture Interests as contemplated by this Agreement.
     7.4 Further Assurances. The Parties agree from time to time to take such actions as the Parties shall agree are necessary or appropriate to accomplish the transactions contemplated hereby. The Parties expressly agree that any expenses incurred by a party in connection with this Section 7.4 shall be paid by the Buyer Parent or its Affiliates.

ARTICLE 8
LIABILITIES AND INDEMNIFICATION
     8.1 Venture Entity Indemnification. Except as expressly set forth in this Agreement, on and after the Closing Date the indemnification obligations of each Venture Entity and its subsidiaries, Seller Parent and Buyer Parent set forth in Sections 8.1, 8.2 and 8.3 of the MFA, respectively, shall continue in full force and effect.
     8.2 Tax Matters.
     (a) Tax Indemnities. All Tax indemnities contained in Section 8.4(a), (b) and (c) of the MFA shall continue in full force and effect. For the avoidance of doubt, the Venture Entities shall not be liable for, nor be required to indemnify or hold the Baker Hughes Indemnified Persons harmless from and against, any Taxes imposed on a Seller Owner or its Affiliates with respect to the Seller Owner’s allocable share of income of a Flowthrough Venture Entity, its subsidiaries or joint ventures.
     (b) Tax Cooperation. Unless Buyer Parent and Seller Parent otherwise agree, Buyer Parent, Seller Parent, their respective Affiliates and the Venture Entities shall cooperate as set forth below with respect to Tax matters for Tax periods or portions thereof ending on or before the Closing Date.
     (i) Tax Cooperation in General. The Buyer Owners, Seller Parent, their respective Affiliates and the Venture Entities shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax returns and any audit, litigation or other proceeding with respect to Taxes; including, without limitation, any audit, litigation or proceeding involving Buyer Parent, Seller Parent, or any of their Affiliates related to their ownership or participation in any of the Venture Entities. Such cooperation shall include (upon any Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
     (ii) Retention of Books and Records. Each Party and each Venture Entity shall retain all books and records with respect to Tax matters pertinent to another Party’s Tax liability until the expiration of the applicable statute of limitations (and, to the extent notified by another Party, any extensions thereof).
     (iii) Cooperation Costs. The Parties agree that any expenses incurred by a Party or a Venture Entity in connection with the cooperation described in this Section 8.2(b) shall be the responsibility of the Party or Venture Entity incurring the cost and no reimbursement shall be sought from the requesting Party.
     (c) Tax Reporting. With respect to any Tax period beginning before the Closing Date, each of the Venture Entities shall duly and timely file all Tax returns required to be filed by it under Applicable Law, and shall pay all Taxes owed by it (whether or not reflected on such Tax returns, but, for the avoidance of doubt, not including Taxes described in the second sentence of Section 8.2(a)). Each Flowthrough Venture Entity (i) shall prepare each such Tax return in a manner consistent with past practices, (ii) shall not make or revoke any Tax election for any Tax period (or any portion thereof) ending on or before the Closing Date and (iii) shall not file any amended Tax return for any Tax period (or any portion thereof) ending on or before the Closing Date, without the express written consent of Seller Parent, to the extent any of the foregoing would materially affect the Tax liability of Seller Parent or any of its Affiliates. With respect to any Tax period (or any portion thereof) ending on or before the Closing Date, Seller Parent shall be entitled to participate in, but not control, any settlement, compromise or agreement to settle or compromise any tax dispute of a Flowthrough Venture Entity if it is reasonably anticipated that the resolution of such dispute could increase any Tax liability imposed on a Seller Owner or its Affiliates as a result of its ownership of an equity interest in a Flowthrough Venture Entity. For purposes of clarification, it is intended that the provisions of this Section 8.2(c) shall apply to that portion of a Flowthrough Venture Entity’s 2006 Tax period ending on the Closing Date. Each Venture Entity shall provide to Seller Parent or a designated Affiliate, in a timely manner, all such financial information as will enable Seller Parent and its Affiliates (i) to make all calculations of Taxes or Tax credits that are incident to their ownership of the Venture Entities through the Closing Date, and (ii) to comply with all applicable reporting requirements of any Governmental Authority with jurisdiction over Seller Parent or any of its Affiliates.
     (d) Tax Settlement Agreement. Notwithstanding anything in this Agreement to the contrary, the Tax Settlement Agreement dated December 30, 2003, by and among BVI Venture Entity, and Baker Hughes GmbH shall remain in full force and effect until the expiration of the applicable statute of limitations.
     (e) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and any conveyance fees, recording charges and other fees and charges incurred in connection with the consummation of the transactions contemplated by this Agreement shall, with respect to the transfer of the US Venture Entities, be borne equally by STC and Seller Parent and, with respect to the transfer of the Non-US Venture Entities, be borne by the Party on which the Taxes are imposed by Applicable Law. Buyer Parent shall, at its own expense, file all necessary Tax returns and other such documentation with respect to all such Taxes, fees and charges.
     (f) Venture Entity Actions. Buyer Parent agrees to cause each of the Non-US Venture Entities, and STC agrees to cause each of the US Venture Entities, to take, or refrain from taking, as the case may be, the actions of such Venture Entity described in this Section 8.2.
     8.3 Partner Cross-Indemnities. On and after the Closing Date, in the event that the Venture Entities are unable to fulfill their indemnity obligations under Section 8.1 of the MFA with respect to a Loss of any of the Baker Hughes Indemnified Persons properly brought under Section 8.1 of the MFA, (i) STC shall and hereby agrees to indemnify and hold harmless such Baker Hughes Indemnified Person for 100% of the unsatisfied Loss relating to the US Venture Entities and (ii) the Non-US Buyer Owners shall and hereby agree to indemnify and hold harmless such Baker Hughes Indemnified Person for 100% of the unsatisfied Loss relating to the Non-US Venture Entities.
     8.4 Waiver of Consequential Damages. EXCEPT AS PROVIDED IN SECTION 8.1 OF THE MFA, NO PARTY SHALL BE REQUIRED TO INDEMNIFY OR PAY THE AMOUNT OF ANY LOSS TO ANY OTHER PARTY IN CONNECTION WITH THIS AGREEMENT ARISING FROM INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, EXCEPT FOR INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ACTUALLY PAID TO ANY THIRD PARTY BY THE PARTY SEEKING INDEMNIFICATION HEREUNDER.
ARTICLE 9
INTELLECTUAL PROPERTY
     9.1 Continuing Intellectual Property Rights and Obligations. All rights and licenses to Intellectual Property granted to the Parties and their Affiliates under the terms of Article 9 of the MFA (including all restrictions contained therein) that exist or are in effect on or before the Closing (as defined in this Agreement) shall continue in full force and effect after Closing. For the avoidance of doubt, Seller Parent acknowledges and agrees that the licenses to Seller Parent and its Affiliates to use Baker Hughes Transferred IP under Sections 9.4(a) and 9.4(b) of the MFA and Future Developments under Sections 9.5(a) and 9.5(b) of the MFA will continue to be limited to uses outside the scope of the Seismic Business (as defined in the MFA) after the Closing.
     9.2 Covenant Not to Sue. Each Party covenants that it and its Affiliates will not take any action against the other Party, its Affiliates and customers, with respect to the use of Intellectual Property that has been licensed to a Party under the terms of Article 9 of the MFA so long as such use is in accordance with the licenses so granted under the MFA. For the avoidance of doubt, it is agreed and understood that this covenant not to sue shall apply: (i) with respect to Seller Parent and its Affiliates, to uses of Baker Transferred IP and to Future Developments falling within the scope of Sections 9.5(a) and (b) of the MFA that exist or are in effect on or before the Closing; and (ii) with respect to Buyer Parent and its Affiliates, to uses of Baker Hughes Retained IP falling within the scope of Sections 9.7(a) and (b) of the MFA. Seller Parent agrees and understands that it and its Affiliates obtain no rights or licenses to Future Developments created or developed by the Venture Entities after Closing, and that this covenant not to sue shall not apply to such Future Developments created or developed by the Venture Entities after Closing. This covenant may be transferred to a third party if activities covered under this covenant will be used by an ongoing business divested to that third party.
     9.3 Licenses to Seismic Processing Software Platform and GEOFRAME . Seller Parent and its Affiliates agree and understand that the right to licenses in the Seismic Processing Software Platform and GEOFRAME software set forth in Sections 9.5(a), (b) and (c) of the MFA shall survive the Closing, including all restrictions on use set forth therein. Buyer Owners shall provide (or cause the appropriate Venture Entities to provide) to Seller Parent a copy of the Seismic Processing Software Platform in both source and object code no later than 30 days following Closing.

     9.4 Future Developments
     (a) Buyer Owners shall provide (or cause the applicable Venture Entities to provide) to Seller Parent at Closing a list of all Future Developments falling within the scope of Sections 9.5(a) and (b) of the MFA that exist or are in effect on or before the Closing. This list will include, but is not limited to, a list of all current patent disclosures, patent applications and patents, technology and research and development projects begun since November 30, 2000 and falling within the scope of Sections 9.5(a) and (b) of the MFA that exist or are in effect on or before the Closing, and their current status.
     (b) No later than six (6) months following Closing, Buyer Owners shall provide (or cause the applicable Venture Entities to provide) Seller Parent and its Affiliates copies of all technical information, reports and other documents including software code (object code and source code) (hereinafter collectively “Technical Information”) in usable and legible form for all Future Developments licensed to Seller Parent pursuant to Sections 9.5(a) and (b) of the MFA that exist or are in effect on or before the Closing (as identified pursuant to Section 9.4(a) above) and have been created, conceived or first reduced to practice since November 30, 2000. Buyer Owners shall certify in writing completion of the provision of the Technical Information under this Section 9.4(b).
     (c) Seller Parent and its Affiliates shall then have a period of six (6) months following the time of certification of completion set forth in Section 9.4(b) to review and analyze all Technical Information provided. During this six month period Seller Parent shall also be entitled, at no cost to Seller Parent and its Affiliates to meet no more than twice, for up to one-half day for each meeting, with Venture Entity employees as designated by the Venture Entities who can provide direction, guidance, and education with respect to the details and applicability of the Future Developments. Buyer Owners shall cause the applicable Venture Entities to cooperate in good faith with the provisions of this Section 9.4(c).
     (d) Seller Parent may request periodically, but no more than twice a calendar year, during the first three years following Closing and no more than once a calendar year for two years thereafter, updates to the list of patents, applications and disclosures that are based on Future Developments conceived and reduced to a tangible form of expression by the Venture Entities before Closing and falling within the scope of Sections 9.5(a) and (b) of the MFA. Such updates shall be provided by Buyer Owners (or Buyer Owners shall cause the applicable Venture Entities to provide them) within ten business days of Seller Parent’s request.
     (e) Seller Parent shall have the right to audit the Venture Entities one time by giving Buyer Parent and STC written notice during the time period set forth in 9.4(c) to ensure that all Future Developments falling within the scope of Sections 9.5(a) and (b) of the MFA that existed or were in effect on or before the Closing have been identified and all Technical Information with respect thereto have been produced to Seller Parent. The audit will be completed as soon as reasonably practicable but no later than three (3) months after the written notice initiating the audit. The audit shall be conducted by an independent third party chosen by Seller Parent and reasonably acceptable to Buyer Parent and STC. The Buyer Parent and STC shall cause the Venture Entities to cooperate in good faith with said audit. The auditor shall make a written report to Seller Parent, Buyer Parent and STC identifying any Future Developments falling within the scope of Sections 9.5(a) and (b) of the MFA that existed or were in effect on or before the Closing and that have not been previously disclosed to Seller Parent. Buyer Parent and STC shall then provide (or cause the applicable Venture Entities to provide) copies of all requested Technical Information relating to such identified Future Developments no later than thirty days following the issuance of the auditor’s written report.
     (f) In the event of any dispute or disagreement by the Parties in connection with whether a particular item of Intellectual Property constitutes a Future Development falling within the scope of Sections 9.5(a) and (b) of the MFA that exist or are in effect on or before the Closing, the Parties agree to attempt to resolve such dispute or disagreement through good-faith discussions between senior executives appointed by each party.
     (g) In the event the dispute or disagreement in Section 9.4 (f) cannot be resolved by the Parties within fifteen days:
     (i) The dispute or disagreement shall be finally settled by binding arbitration conducted expeditiously in accordance the Rules of Arbitration of the American Arbitration Association, as well as the Federal Rules of Civil Procedure and the Federal Rules of Evidence. If the Parties are not able to decide upon a neutral third party arbitrator within thirty (30) days of the request for arbitration, then the American Arbitration Association shall select an arbitrator having at least five (5) years of experience in intellectual property arbitration. The Parties agree that any arbitration award shall be enforced in any court having jurisdiction over the Parties. The Parties shall bear their own costs in arbitration, provided, however, that the arbitrator has the discretion to award costs to the prevailing party based upon the merits of the dispute.
     (ii) All proceedings will be conducted in English and shall be confidential.
     (iii) The Parties agree to Houston, Texas as the venue for conducting any and all negotiation and/or arbitration pursuant to this Article.
     (iv) Notwithstanding anything to the contrary provided in this Section 9.4(g) and without prejudice to the above procedures, either Party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief or to specifically enforce the terms of this Section 9.4 if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitrator is selected and available to hear such Party’s request for temporary relief.

ARTICLE 10
TERMINATION, AMENDMENT, WAIVER AND MODIFICATION
     10.1 Termination. This Agreement may be terminated prior to the Closing Date (a) by mutual written agreement of Buyer Parent, Seller Parent and STC duly approved by their respective Boards of Directors or (b) by either Buyer Parent, Seller Parent or STC if the Closing shall not have occurred on or before June 15, 2006, unless the absence of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform each of its obligations under this Agreement required to be performed by it at or prior to the Closing Date.
     10.2 Effect of Termination. In the event of the termination of this Agreement as provided above, except as set forth in Section 7.1, there shall be no further liability or obligation on the part of any of the Parties, except and to the extent such termination results from the material breach by a Party of any of its covenants or agreements hereunder, and that, as soon as practicable following termination, the Parties shall mutually agree on and release a joint public announcement of the termination of this Agreement.
     10.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of Buyer Parent, STC, the Non-US Buyer Owners and Seller Parent.
     10.4 Extension/Waiver. At any time, a Party solely with respect to itself, may: (a) with respect to obligations owed to it or the performance of other acts for its benefit, extend the time for the performance of such obligations or such other acts to be performed hereunder by another Party; (b) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the conditions to the obligations of a Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. No such waiver shall be operative as a waiver of any other or subsequent requirement of this Agreement.
ARTICLE 11
GENERAL PROVISIONS
     11.1 Survival of Indemnification Obligations. The indemnification obligations under this Agreement shall extend for the period of the applicable statute of limitations related to Claims subject to indemnification.
     11.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed therein, without giving effect to the principles of conflicts of law thereof.
     11.3 Parties in Interest; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, and it is not intended to confer upon any other Person any rights or remedies hereunder, except that each of the Seller Owners shall be considered to be a third-party beneficiary of the provisions of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Parties.
     11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.
     11.5 Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, by reputable overnight delivery service that requires a signature on delivery or sent by facsimile machine with telephonic confirmation of receipt to the Persons identified below, or three days after mailing in the U.S. Mail if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:
     (a) if to Buyer Parent: Schlumberger Limited, 153 East 53 Street, 57th Floor, New York, New York 10022-4624, Facsimile: 212.350.8127, Attn.: General Counsel
     (b) if to Seller Parent: Baker Hughes Incorporated, 3900 Essex Lane, Houston, Texas 77027, Facsimile: 713.439.8472, Attn.: General Counsel
     Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.5.
     11.6 Non-Competition, Non-Solicitation and Confidentiality.
     (a) Each Seller Party agrees that for a period of eighteen months after Closing, it and its Affiliates shall not directly or indirectly engage or invest in any business in the Seismic Business in direct competition with the business of any of the Venture Entities as conducted immediately prior to the Closing. It is understood and agreed that (i) no Seller Party shall be deemed to be in violation of this Section 11.6(a) as a result of any acquisition it may make of not more than five percent of the outstanding shares or other units of any security of any entity subject to the requirements of Section 13 or 15(d) of the Exchange Act, (ii) the provisions of this Section 11.6(a) shall not apply to any business activities of a Seller Party, or any of its Affiliates, actually being conducted as of the date hereof, other than the Seismic Business, (iii) each Seller Party shall be permitted to process Vertical Seismic Profiling within the Seismic Business by using Baker Hughes Transferred IP and without access to Future Developments and (iv) this Section 11.6(a) shall not be construed to prohibit a Seller Party, directly or through any of its Affiliates, from hereafter acquiring and continuing to own and operate any entity that has operations in the Seismic Business that compete with the business of any of the Venture Entities as conducted immediately following the Closing, so long as, in the case of this clause (iv), each of the Seller Parties and its Affiliates comply with the last sentence of this Section 11.6(a). In the event that a Seller Party or its Affiliate acquires within eighteen months after Closing an entity that has operations competing directly with any of the Venture Entities, the Seller Party or its Affiliate shall divest itself of or discontinue the competing operations no later than the date that is six months after the date of acquisition of the competing business.

     (b) Each Seller Party and each Buyer Party agrees that for a period of eighteen months after Closing it will not, directly or indirectly, (A) induce or attempt to induce any Covered Employee to leave the employment of his employer, (B) in any way interfere with the relationship between any Covered Employee and his employer or (C) solicit for employment, employ, or otherwise engage as an employee, independent contractor, or otherwise, any Covered Employee; provided, however, that each Party may (i) (A) engage in general solicitations to the public for employees and independent contractors in the ordinary course of business and consistent with past practice and (B) employ or otherwise engage as an employee, independent contractor or otherwise any person who responds to such general solicitation and (ii) employ or otherwise engage as an employee, independent contractor or otherwise any person who was, at the time of the initial contact regarding employment, no longer a Covered Employee.
     (c) In the event that the covenants contained in Sections 11.6(a) and 11.6(b) are more restrictive than permitted by Applicable Law, the Parties agree that the covenants contained in Sections 11.6(a) and 11.6(b) shall be enforceable and enforced to the extent permitted by Applicable Law.
     (d) Until the third anniversary of the Closing Date, the Seller Parties, the Buyer Parties and their respective Affiliates shall abide by the confidentiality provisions of Exhibit 12.6 to the MFA, but only with respect to information regarding periods prior to the Closing Date. Upon the third anniversary of the Closing Date, all obligations of the Parties to abide by the confidentiality provisions of Exhibit 12.6 to the MFA will cease to have any further effect.
     (e) Each party acknowledges and agrees that the remedy at law for any breach of the requirements of this Section 11.6 would be inadequate, and agrees and consents that, without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted without proof of actual damage or inadequacy of legal remedy in any proceeding that may be brought to enforce any of the provisions of this Section 11.6.
     11.7 Entire Agreement; Conflicts. This Agreement, together with each of the exhibits and disclosure letters hereto, and the other Transaction Documents (including any exhibits or schedules thereto) constitute the entire agreement among the Parties hereto with respect to the matters covered hereby and thereby and supersedes all prior agreements and understandings among the Parties (excluding the MFA and the Letter from Buyer Parent to Seller Parent dated December 6, 2005 regarding certain indemnity demands) with respect to the matters discussed herein or in the other Transaction Documents. If there is any conflict between this Agreement and any other Transaction Document or the MFA, the provisions of this Agreement shall govern.
     11.8 Consents and Approval. In the case of any consent or approval required or contemplated hereby, no Party shall unreasonably withhold or delay consent or approval.
     11.9 Obligations of Buyer Parent, STC and Seller Parent; Buyer Parent Guarantee. Whenever this Agreement requires Buyer Parent, STC or Seller Parent to take any action, such requirement shall be deemed to be a requirement of the applicable subsidiary or subsidiaries of Buyer Parent, STC or Seller Parent which holds the interests in the Venture Entity or Venture Entities in the country in which the action is required to be taken and a guarantee of such performance by Buyer Parent, STC or Seller Parent, as applicable. For purposes of the prior sentence, STC and its subsidiaries shall not be treated as subsidiaries of Buyer Parent. Buyer Parent guarantees the obligations with respect to the representations of, and performance of all obligations of, the Non-US Buyer Owners under this Agreement. Buyer Parent will not permit the dissolution or winding up of any Buyer Owner or Venture Entity without providing for the assumption of such Buyer Owner’s or Venture Entity’s obligations under this Agreement, the MFA and the Sublease Amendment. If STC’s principal business, operations or a majority of its assets are assigned, conveyed or otherwise transferred, including, by sale, merger, consolidation, amalgamation, conversion or similar transactions, the Person or Persons receiving such assets will become bound by and subject to the provisions of this Agreement, and STC will cause such receiving Person or Persons to expressly assume its obligations hereunder.
     11.10 Publicity.
     (a) No party shall make any press release or other public statement or disclosure (including communications to employees, customers and suppliers) regarding this Agreement, its contents or the transactions contemplated hereby without giving the other Parties reasonable prior notice thereof and the opportunity to review and comment upon such release, statement or disclosure unless and only to the extent that disclosure is required under Applicable Law. Seller Parent and Buyer Parent shall, to the extent practicable, coordinate any material public disclosures regarding the transactions contemplated by this Agreement.
     (b) Seller Parent and Buyer Parent shall, to the extent practicable, each circulate to each other proposed drafts of relevant portions of (i) any press release that is intended to be released nationally in the U.S. or internationally or (ii) any public filing with the U.S. Securities and Exchange Commission that, in either case, contains disclosures that are (A) material to Seller Parent or Buyer Parent, as applicable, (B) not already publicly known or been previously disclosed to the public and (C) related to the transactions contemplated by this Agreement.
     11.11 Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance, at any time or to any extent, is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid or unenforceable) shall in no way be affected, impaired or invalidated, and to the extent permitted by Applicable Law, any such term, provision, covenant or restriction shall be restricted in applicability or reformed to the minimum extent required for such to be enforceable. This provision shall be interpreted and enforced to give effect to the original written intent of the Parties hereto prior to the determination of such invalidity or unenforceability.
     11.12 No Strict Construction. The language this Agreement uses shall be deemed to be the language the Parties have chosen to reflect their mutual intent, and no rule of strict construction or presumption based upon the party that has drafted this Agreement shall be applied against any Party.
     11.13 Jurisdiction and Venue. Except for disputes arising under Section 9.4 of this Agreement, each of the Parties irrevocably agrees that if any dispute between the Parties relating to this Agreement cannot be resolved amicably by the Parties, any action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect thereof brought by the other party hereto or its successors or assigns, shall be brought and determined in a Texas state court or U.S. federal district court in Texas, and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 11.13 and shall not be deemed to be general submission to the jurisdiction of said courts or in the State of Texas other than for such purpose.

     IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first above written.

SCHLUMBERGER LIMITED
By:	/s/Simon Ayat
[Name] Simon Ayat
[Title] Treasurer

SCHLUMBERGER TECHNOLOGY CORPORATION
By:	/s/Rex Ross
[Name] Rex Ross
[Title] Chairman

SCHLUMBERGER B.V.
By:	/s/Abraham Rutger Verburg
[Name] Abraham Rutger Verburg
[Title] Director

SCHLUMBERGER OILFIELD HOLDINGS LIMITED
By:	/s/Eileen Hardell
[Name] Eileen Hardell
[Title] Attorney-in-Fact

SCHLUMBERGER PLC
By:	/s/Eileen Hardell
[Name] Eileen Hardell
[Title] Attorney-in-Fact

SCHLUMBERGER CANADA LIMITED
By:	/s/Abraham Rutger Verburg
[Name] Abraham Rutger Verburg
[Title] Attorney-in-Fact

BAKER HUGHES INCORPORATED
By:	/s/Chad C. Deaton
[Name] Chad C. Deaton
[Title] Chairman and Chief Executive Office